UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐    Soliciting Material Pursuant to §240.14a-12
GALENA BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Galena Biopharma, Inc.

Additional Materials relating to the Proxy Statement for the 2016 Annual Meeting of Stockholders
On June 3, 2016 Galena Biopharma, Inc. (“Galena”) filed its proxy statement relating to its 2016 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission and made the Proxy Statement available on the Company’s website and materials were distributed to shareholders of record as of May 16, 2016. Galena is filing these additional proxy materials in order to clarify certain disclosure in the proxy statement and in Annex A of the Proxy Statement.
In Proposal 3 of Galena’s 2016 Proxy Statement, Galena’s Board of Directors is asking shareholders to replace the 2007 Amended and Restated Incentive Plan that will expire on February 23, 2017 with the new 2016 Incentive Plan. As stated in the Proxy Statement, there are 26,500,000 shares of common stock authorized for grants under the 2007 Incentive Plan, and of that number, as of June 1, 2016, there remain 9,735,525 shares available for grants and 11,663,677 shares subject to outstanding awards under the 2007 Incentive Plan. Galena’s Board of Directors is not requesting additional shares be authorized for the 2016 Incentive Plan beyond the 9,735,525 shares that are currently authorized for issuance under the 2007 Incentive Plan. Therefore, in Section 4(a) of the 2016 Incentive Plan as set forth in Annex A of the Galena 2016 Proxy Statement, from the original 26,500,000 shares authorized under the 2007 Incentive Plan, only 9,735,525 shares are authorized and available for grants and may be delivered in satisfaction of awards under the new 2016 Incentive Plan, if approved.
Upon approval of the 2016 Incentive Plan by Galena’s stockholders, the 2016 Incentive Plan will (except as otherwise provided in the Proxy Statement) replace the 2007 Incentive Plan for purposes of making future awards, and Galena will not issue any further awards under the 2007 Incentive Plan. All awards previously issued under the 2007 Incentive Plan will continue to remain outstanding and in full force and effect, and any outstanding awards that expire, are cancelled, or otherwise terminate after the Annual Meeting will no longer be reserved.
As disclosed in the Proxy Statement, when creating the 2016 Incentive Plan, the Compensation Committee received recommendations from Radford, an independent compensation consulting firm, to enhance the new plan and include features reflecting current best practices.
Galena further notes that the disclosure in the Proxy Statement regarding “Proposal 3” does not fully describe the scope of the limitations relating to awards to plan participants who are not non-employee directors as set forth in the 2016 Incentive Plan. Page 34 of the Proxy Statement under the subheading “Participation in the 2016 Incentive Plan” states that “The maximum number of shares for which awards may be granted to participant other than a non-employee director in any calendar year is 6,000,000 shares of stock then available under the 2016 Incentive Plan and if cash based, $7,000,000.” Section 4(c) of the 2016 Incentive Plan as set forth in Annex A of the Proxy Statement states that “In each calendar year during any part of which this Plan is in effect, a Participant may not be granted Awards intended to qualify for the performance-based compensation exception under Section 162(m) of the Code (“Section 162(m) Award”) (a) to the extent such Award is based on a number of shares of Stock (other than such an Award designated to be paid only in cash), relating to more than 6,000,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 3(b), and to the extent such Award is designated to be paid only in cash, having a value determined on the date of grant in excess of $7,000,000” (note: correction from $7,00,000 as stated in Annex A). Accordingly, the 2016 Incentive Plan provides that these limits only apply to awards intended to qualify for the performance-based compensation exception under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. Galena’s stockholders should rely on the actual words in the 2016 Incentive Plan.

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